                                                                Exhibit 3.3


                       CERTIFICATE OF AMENDMENT OF BYLAWS

      The undersigned, Elias J. Blawie, hereby certifies that:

      1. He is the duly elected and incumbent Secretary of ISOCOR (the
"Company").

      2. By action taken at a meeting of the Board of Directors on November 5, 1997, the second sentence of Article III, Section 3.2 of the Bylaws of the Company was amended to read in its entirety as follows:

            "The exact number of directors shall be seven (7) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the board of directors or by the shareholders."

      3. The matters set forth in this certificate are true and correct of my own knowledge.

Date:  November 5, 1997

                                          /s/ ELIAS J. BLAWIE
                                          --------------------------------------
                                          Elias J. Blawie, Secretary